Exhibit (a)(1)(i)

November 21, 2017

Dear National Oilwell Varco, Inc. Employee,

I am pleased to announce the commencement of the National Oilwell Varco, Inc. Stock Appreciation Right Exchange Program (the “Exchange Program”). This Exchange Program will give you the opportunity to exchange certain Stock Appreciation Rights (the “Eligible SARs Awards”) you currently hold for a cash payment, amended stock appreciation rights and new options to purchase Company common stock (the “New Awards”).

In 2016, NOV awarded SARs instead of stock options to address a shortfall of shares authorized for use as incentive compensation. While equivalent in value to stock options, accounting rules require different treatment, including the need to re-value the SARs each quarter, which causes significant variability in our compensation expense. Replacing the SARs with traditional stock options will allow us to mitigate the variability in our reported expense, which we believe will provide greater transparency for shareholders into our operating performance.

If you choose to participate in the exchange program, NOV will accelerate the vesting of a portion of your existing Eligible SARs Awards and allow you to lock in, and receive cash payment for, the current cash value of your vested Eligible SARs Awards while the new options preserve all the upside potential from your original grant. In return, NOV gets to mitigate the inherent accounting volatility associated with the existing Eligible SARs Awards.

Enclosed with this mailing are:

•	An offering memorandum, which contains detailed information about the Exchange Program,

•	A highlights brochure, which gives an overview of the Exchange Program, and

•	An election form, which contains information about your specific Eligible SARs Awards that can be exchanged for New Awards in the Exchange Program.

The decision to participate in the Exchange Program is voluntary, and I encourage you to review the enclosed materials and consult with your personal financial and tax advisors. I am pleased the Company’s Board of Directors has offered you this choice and I urge you to read all of the enclosed materials carefully to come to a decision that is best for you.

Any questions regarding the Exchange Program may be directed to the Exchange Program hotline at 346-223-4800 or sent via e-mail to exchange.program@nov.com.

As always, thank you for your continued hard work and dedication.

Clay C. Williams

Chairman, President and Chief Executive Officer

National Oilwell Varco

The Exchange Program materials contain important information for employees, including an offering memorandum that should be read carefully prior to making a decision whether to participate in the Exchange Program. These written materials and other documents may be obtained free of charge from the Securities and Exchange Commission’s website at www.sec.gov.

NATIONAL OILWELL VARCO, INC.

OFFERING MEMORANDUM

RELATING TO OUR

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK APPRECIATION RIGHTS

FOR

CASH, AMENDED STOCK APPRECIATION RIGHTS AND

NEW OPTIONS TO PURCHASE COMMON STOCK

THIS OFFER AND ALL WITHDRAWAL RIGHTS

EXPIRE AT 9:00 P.M. CENTRAL TIME

ON DECEMBER 20, 2017

UNLESS THIS OFFER IS EXTENDED OR TERMINATED

National Oilwell Varco, Inc. (the “Company” or “NOV”) is offering certain eligible employees of the Company and its wholly-owned subsidiaries the opportunity to exchange certain outstanding and unexercised stock appreciation rights (“SARs”) issued on February 24, 2016 and March 28, 2016 under the Company’s Stock Appreciation Rights & Phantom Equity Plan (the “SAR Plan”) (the “Eligible SARs Awards”), for the following (each as more fully described in this offering memorandum):

•	a cash payment for the spread (as defined below) on the vested and unexercised portion of the Eligible SARs Awards (in connection with the Offer, the Company is accelerating the vesting of Eligible SARs Awards through the second vesting date such that each Eligible SARs Award tendered and accepted in the Offer will be deemed two thirds (2/3) vested as of the date the Offer expires) (the “Cash Payment”);

•	an amended and restated SAR award for the unvested portion of the Eligible SARs Awards (the “Amended SARs”); and

•	a new award of options to purchase the Company’s common stock (the “New Options”).

The Cash Payment, the Amended SARs and the New Options are collectively referred to as the “New Awards.” In this offering memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible SARs Awards for the New Awards in accordance with the terms of the Offer as the “Exchange Program.” In this offering memorandum, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption “This Offer,” which begins on page 17.

We will pay you the Cash Payment on December 29, 2017 and issue the Amended SARs and New Options on the date the Offer expires. Grant documents for the Amended SARs and New Options will be provided to you promptly thereafter.

The New Awards will be paid and issued, as applicable, upon the terms and subject to the conditions set forth in this offering memorandum. Participation in the Exchange Program is voluntary.

An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including November 21, 2017 through the Expiration Date (as defined below), which we refer to as the “Eligibility Period,” he or she satisfies all of the following conditions:

•	Is employed by the Company or one of its wholly-owned subsidiaries on the date the Offer commences;

•	Continues to be an employee of the Company or one of its wholly-owned subsidiaries and has not submitted or received a notice of termination on or prior to the Expiration Date; and

•	Holds an Eligible SARs Award.

In this offering memorandum, we refer to the individuals who are eligible to participate in the Exchange Program as “Eligible Holders.”

If you are an Eligible Holder and you elect to exchange your Eligible SARs Awards, then, for each Eligible SARs Award you elect to exchange, you must exchange all of that Eligible SARs Award grant that remains unexercised. If you have previously exercised a portion of an Eligible SARs Award grant, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Exchange Program.

All Eligible SARs Awards that are accepted pursuant to the Offer will be exchanged for New Awards upon the expiration of the Offer (the “Expiration Date”), currently scheduled to expire at 9:00 p.m. Central Time on December 20, 2017, unless this offer is extended by us. An Eligible SARs Award that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the exchange is not consummated, in which event the Eligible SARs Award grant will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to pay or issue New Awards, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Holder before the expiration of the Eligibility Period. We expect the grant date for the Amended SARs and New Options will be December 20, 2017, the date this Offer expires, unless this Offer is extended by us. We expect to make the Cash Payment on December 29, 2017.

The Cash Payment:

•	is in exchange for the spread (as defined below) on the vested and unexercised portion of the Eligible SARs Awards (in connection with the Offer, the Company is accelerating the vesting of the Eligible SARs Awards through the second vesting date such that each Eligible SARs Award tendered and accepted in the Offer will be deemed two thirds (2/3) vested as of the date the Offer expires); and

•	will be in an amount equal to (A) the number of vested and unexercised Eligible SARs Awards held multiplied by (B) the excess (or the “spread”) of (i) the closing price of the Company’s common stock on the New York Stock Exchange (the “NYSE”) on the Expiration Date of the Offer (the “Expiration Date Stock Price”) over (ii) the exercise price of the Eligible SARs Awards.

The Amended SARs:

•	amend the unvested portion of the Eligible SARs Awards (taking into account that the Company will accelerate the second vesting date for tendered and accepted Eligible SARs Awards);

•	will be evidenced by an amended and restated SARs award agreement under the SAR Plan;

•	will have the same exercise price as the Eligible SARs Awards;

•	will be subject to a maximum value based on a per share price cap (the “Cap Price”) equal to the Expiration Date Stock Price, such that the maximum value per share payable under the Amended SARs shall not exceed the Cap Price less the exercise price;

•	will automatically exercise if the closing price of the Company’s common stock equals or exceeds the Cap Price and the Amended SARs are then vested;

•	will continue to vest to the same extent and proportion as the existing Eligible SARs Award; and

•	will have the same terms and conditions as those of the existing Eligible SARs Award, except as described above.

The New Options:

•	provide the Eligible Holders with the upside that is forfeited in connection with the exchange of their Eligible SARs Awards for the current Cash Payment and the Amended SARs with a capped value;

•	will be issued pursuant to the Company’s Long Term Incentive Plan, as amended and restated (the “LTIP”);

•	will be for a number of shares of Company common stock equal to the number of shares of Company common stock subject to the Eligible SARs Awards (both vested and unvested);

•	will have a per share exercise price equal to the Cap Price;

•	will have a vesting schedule identical to the existing Eligible SARs Awards, such that on the date of grant, two thirds (2/3) of the New Options will be vested; and

•	will have the same expiration date as the existing Eligible SARs Awards.

Although our board of directors has approved this Offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible SARs Awards. You must make your own personal decision whether to elect to exchange your Eligible SARs Awards. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible SARs Awards.

This Offer is not conditioned upon a minimum aggregate number of Eligible SARs Awards being tendered for exchange. This Offer is subject to certain conditions which we describe in Section 7 (“Conditions of this Offer”).

Shares of our Common Stock are quoted on the NYSE under the symbol “NOV.” On November 20, 2017, the closing stock price of our Common Stock as quoted on the NYSE was $31.72 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

IMPORTANT

If you wish to participate in the Exchange Program, you must elect to do so (an “Election”) by either of the following two methods:

•	make your Election electronically through the Company’s Intranet (the “Election Site”) using the “Election Site” hyperlink in the Company’s email communication to you; or

•	complete an Exchange Program Election Form (the “Election Form”), which form is included with the materials delivered to you, and submit the Election Form in PDF format by email to exchange.program@nov.com.

To participate, you must make your Election no later than 9:00 p.m. Central Time on December 20, 2017, unless this Offer is extended. If your Eligible SARs Awards are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible SARs Awards have been accepted for exchange and will set forth the dollar amount of your Cash Payment and the number of, and exercise price for, your Amended SARs and New Options.

The Company has not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your Eligible SARs Awards pursuant to this Offer. You should rely only on the information contained in this document or other information to which we have referred you. The Company has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this offering memorandum, you must not rely upon that recommendation, information or representation as having been authorized by the Company.

Nothing in this offering memorandum shall be construed to give any person the right to remain in the employ of NOV or any of its wholly-owned subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted by law. Nothing in this offering memorandum should be considered a contract or guarantee of employment, wages or compensation. The employment relationship between the Company and any Eligible Holder who is an “at will” employee remains “at will.”

The Company reserves the right to amend or terminate the SAR Plan and LTIP, or either of them, at any time, and the grant of a SAR under the SAR Plan, an option under the LTIP or any New Award under this Offer, does not in any way obligate the Company to grant additional SARs or options or offer further opportunities to participate in any offer to exchange at any future time. The grant of any SARs or options and any future equity awards granted under any plan or in relation to this Offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, termination or similar pay, other than to the extent required by applicable law.

SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. We strongly encourage you to read the following questions and answers carefully as well as the remainder of this offering memorandum where you can find a more complete description of the topics in this Summary Term Sheet. The decision to participate in the Exchange Program is an individual one; therefore, we suggest that you consult with your personal financial and tax advisors and review these questions and answers and other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.

The questions and answers have been separated into three categories:

•	Exchange Program Design and Purpose

•	Administration and Timing of the Exchange Program

•	Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE		8
QUESTION 1.	What is the Exchange Program?	8
QUESTION 2.	Why are we conducting the Exchange Program?	8
QUESTION 3.	Will the New Awards have less value than my existing Eligible SARs Awards?	8
QUESTION 4.	What are Eligible SARs Awards?	8
QUESTION 5.	Who are Eligible Holders?	8
QUESTION 6.	Who is not eligible to participate in the Exchange Program?	9
QUESTION 7.	What is the Cash Payment?	9
QUESTION 8.	How will the amount of the Cash Payment be determined?	9
QUESTION 9.	What are Amended SARs?.	10
QUESTION 10.	How many Amended SARs will I receive?	10
QUESTION 11.	How are Amended SARs different from Eligible SARs Awards?	11
QUESTION 12.	What are New Options?	11
QUESTION 13.	How will many New Options will I receive?	12
QUESTION 14.	What are the terms of the New Options?	12
QUESTION 15.	What will I receive if the Company’s stock price on the Expiration Date is less than the exercise price on my Eligible SARs Awards?	13
QUESTION 16.	Do I have to participate in the Exchange Program?	13
QUESTION 17.	When must I be an Eligible Holder?	13
QUESTION 18.	Does participation in the Exchange Program create a right to continued employment?.	13
QUESTION 19.	What happens if I leave the Company because my employment is terminated by the Company, or I otherwise become ineligible at any time during the Eligibility Period?	13
QUESTION 20.	If I participate in the Exchange Program, what will happen to the Eligible SARs Awards that I exchange?	13
QUESTION 21.	What will happen to Eligible SARs Awards that I choose not to exchange?	14
QUESTION 22.	Will my participation in the Exchange Program affect my eligibility to receive future SARs or stock option grants?	14
QUESTION 23.	May the Company cancel this Offer?	14
QUESTION 24.	What are the conditions to this Offer?	14

ADMINISTRATION AND TIMING OF THE EXCHANGE PROGRAM		14
QUESTION 25.	How do I participate in the Exchange Program?	14
QUESTION 26.	How will I know my SARs or options were exchanged?	14
QUESTION 27.	Is the Company required to accept my Eligible SARs Awards for exchange?	14
QUESTION 28.	How do I obtain information about all my existing SARs and stock options?	15

EXCHANGE PROGRAM DESIGN AND PURPOSE

1. What is the Exchange Program?

The Exchange Program is an offer to the Company’s Eligible Holders, described further under “Question 5. Who are Eligible Holders?” to exchange certain Eligible SARs Awards, described further under “Question 4. What are Eligible SARs Awards?” for the Cash Payment, the Amended SARs and the New Options, which we refer to as the New Awards. The date of grant for the Amended SARs and the New Options will be the date of the closing of the Exchange Program, which is expected to be December 20, 2017, unless extended by us (the “Expiration Date”). The Cash Payment will be paid on December  29, 2017, as part of the Company’s regular pay cycle. Participation in the Exchange Program will be voluntary.

2. Why are we conducting the Exchange Program?

Because the outstanding Eligible SARs Awards can be settled only for cash, accounting rules require the Company to re-value them each quarter which could cause significant changes in reported compensation expense. Although the Amended SARs and New Options provide the Eligible Holders with the same future value, accounting rules treat them very differently. The New Options will not require this quarterly accounting treatment, which will simplify the Company’s accounting procedures and mitigate the expense variation in the Company’s reported financial results. The Company believes that the accounting treatment used for the New Options instead of existing Eligible SARs Awards will provide greater transparency for shareholders into the operating performance of the Company. The Cash Payment, the Amended SARs and the New Options are designed to provide you with the same potential economic benefits as your existing Eligible SARs Awards so as to maintain the retention and motivational value of our equity program.

3. Will the New Awards have less value than my existing Eligible SARs Awards?

No, the potential upside for your Eligible SARs Awards is identical to the potential upside for the Amended SARs and the New Options. You will receive the Cash Payment for the in-the-money portion of your vested and unexercised Eligible SARs Awards, while retaining the upside for future appreciation in the value of NOV stock through the New Options.

4. What are Eligible SARs Awards?

The Eligible SARs Awards are the outstanding and unexercised SARs issued to Eligible Holders by the Company on February 26, 2016 and March 28, 2016 pursuant to the Company’s Stock Appreciation Rights  & Phantom Equity Plan (the “SAR Plan”).

5. Who are Eligible Holders?

The Exchange Program is open to employees of the Company and its wholly-owned subsidiaries who hold Eligible SARs Awards. The program will not be available to any former employees. If an Eligible Holder is no longer employed by the Company for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the Exchange Program commences, that Eligible Holder cannot participate in the program. If an Eligible Holder is no longer employed by the Company for any reason on the Expiration Date, even if he or she had elected to participate and had tendered his or her Eligible SARs Awards for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the Exchange Program. Such employee will retain his or her outstanding Eligible SARs Awards in accordance with their current terms and conditions.

6. Who is not eligible to participate in the Exchange Program?

The following individuals are not eligible to participate in the Exchange Program:

•	Former employees, and

•	Employees that have submitted or received a notice of termination on or prior to the Expiration Date.

7. What is the Cash Payment?

The Cash Payment is the payment that will be paid to Eligible Holders in exchange for the spread (as defined below) as of the Expiration Date of the Exchange Program on the vested and unexercised portion of the tendered and accepted Eligible SARs Awards. In connection with the Offer, the Company is accelerating the vesting of the Eligible SARs Awards through the second vesting date such that each Eligible SARs Award tendered and accepted in the Offer will be deemed two thirds (2/3) vested as of the date the Offer expires.

8. How will the amount of the Cash Payment be determined?

The amount of the Cash Payment will be equal to (A) the number of vested and unexercised SARs tendered and accepted in the Exchange Program multiplied by (B) the excess (or the “spread”) of (i) the closing price of the Company’s common stock on the NYSE on the Expiration Date of the Exchange Program (the “Expiration Date Stock Price”) over (ii) the exercise price of the SARs. The Company will withhold taxes on the Cash Payment at the applicable withholding rate.

The following examples show how the amount of the Cash Payment will be determined. For additional examples calculating the Cash Payment at different stock prices, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018, and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to a Cash Payment of $14,000, calculated as follows:

Expiration Date Stock Price	$35.24
SARs exercise price	$28.24

Spread	$7.00

Number of vested SARs	2,000
Spread	$7.00

Cash Payment amount	$14,000	*

*	The Cash Payment amount will be reduced by the amount of the required tax withholding.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018, and February 24, 2019. As of the Expiration Date,

2,000 of Jane Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to a Cash Payment of $7,500, calculated as follows:

Expiration Date Stock Price	$35.24
SARs exercise price	$31.49

Spread	$3.75

Number of vested SARs	2,000
Spread	$3.75

Cash Payment amount	$7,500	*

*	The Cash Payment amount will be reduced by the amount of the required tax withholding.

In addition to the Cash Payment, an Eligible Holder will receive one Amended SAR (see Question 9 below) for each unvested SAR and one New Option (see Question 12 below) for each SAR (vested and unvested).

9. What are Amended SARs?

Amended SARs are the SARs that will be provided to Eligible Holders in exchange for the unvested portion of their tendered and accepted Eligible SARs Awards. Amended SARs will be evidenced by an amended and restated SARs award agreement under the SAR Plan that will include the new terms described below (see Question 11 below).

10. How many Amended SARs will I receive?

The number of Amended SARs will be equal to the number of unvested Eligible SARs Awards tendered and accepted in the Exchange Program (taking into account that the Company will accelerate the second vesting date for tendered and accepted Eligible SARs Awards).

The following examples show how the number of Amended SARs will be determined. For additional examples calculating the number of Amended SARs, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018, and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 1,000 Amended SARs, which will vest in full on the final vesting date.

March 2016 Grant Example. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018, and February 24, 2019. As of the Expiration Date, 2,000 of Jane Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 1,000 Amended SARs, which will vest in full on the final vesting date.

In addition to the Amended SARs, an Eligible Holder will receive the Cash Payment (See Question 7 above) and one New Option (see Question 12 below) for each SAR (vested and unvested).

11. How are Amended SARs different from Eligible SARs Awards?

The exercise price of each Amended SAR will be the same as the exercise price of the Eligible SARs Awards but the Amended SARs will be subject to a maximum value based on a per share price cap (the “Cap Price”) equal to the Expiration Date Stock Price, such that the maximum value per SAR payable under the Amended SARs will not exceed the difference between the Cap Price and the exercise price. In addition, the Amended SARs will automatically exercise if the closing price of the Company’s common stock equals or exceeds the Cap Price and the Amended SARs are then vested.

The Amended SARs will continue to vest to the same extent and proportion as the existing Eligible SARs Awards (taking into account that the Company will accelerate the second vesting date for tendered and accepted Eligible SARs Awards). The other terms and conditions of the Amended SARs will be set forth in an amended and restated SARs award agreement to be entered into as of the grant date. The other terms and conditions of each Amended SAR will be the same as those of the surrendered Eligible SARs Award it replaces, except as described above. Each Amended SAR will be granted under the SAR Plan.

The following examples show how the Cap Price functions. For additional examples regarding the Cap Price, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 1,000 Amended SARs with an exercise price of $28.24 and a Cap Price of $35.24. As a result, the maximum value per SAR will be equal to $7.00 even if the Company’s common stock price exceeds $35.24. And, if the Amended SARs are vested when the closing common stock price equals or exceeds $35.24, the Amended SARs will be automatically exercised at the maximum value of $7.00 per SAR.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 1,000 Amended SARs with an exercise price of $31.49 and a Cap Price of $35.24. As a result, the maximum value per SAR will be equal to $3.75 even if the Company’s common stock price exceeds $35.24. And, if the Amended SARs are vested when the closing common stock price equals or exceeds $35.24, the Amended SARs will be automatically exercised at the maximum value of $3.75 per SAR.

12. What are New Options?

New Options are new awards of options to purchase Company common stock that will be granted to Eligible Holders to provide the Eligible Holders with the upside that is forfeited in connection with the exchange of their Eligible SARs Awards for the current Cash Payment and the Amended SARs with a capped value. They will be issued pursuant to the Company’s Long Term Incentive Plan, as amended and restated (the “LTIP”).

13. How will many New Options will I receive?

The number of New Options will be equal to the number of Eligible SARs Awards (both vested and unvested) tendered and accepted in the Exchange Program.

The following examples show how the number of New Options will be determined. For additional examples determining the number of New Options, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 3,000 New Options.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 3,000 New Options.

In addition to the New Options, an Eligible Holder will receive the Cash Payment (see Question 7 above) and one Amended SAR (see Question 9 above) for each unvested SAR.

14. What are the terms of the New Options?

The New Options will have a per share exercise price equal to the Cap Price (see Question 11 above). They will have a vesting schedule identical to the existing Eligible SARs Awards (taking into account that the Company will accelerate the second vesting date for tendered and accepted Eligible SARs Awards), such that on the grant date, two thirds (2/3) of the New Options will be vested. They will have the same expiration date as the existing Eligible SARs Awards. The other terms and conditions of each New Option will be as set forth in the Company’s form of stock option agreement used in connection with the LTIP.

The following examples show the terms of the New Options. For additional examples regarding the New Options, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019, and have an expiration date of February 25, 2026. Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 3,000 New Options at an exercise price of $35.24, with 2,000 of such New Options fully vested and the remaining 1,000 New Options vesting on February 24, 2019, and an expiration date of February 25, 2026.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019, and have an expiration date of February 25, 2026. Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 3,000 New Options at an exercise price of $35.24, with 2,000 of such New Options fully vested and the remaining 1,000 New Options vesting on February 24, 2019, and an expiration date of February 25, 2026.

15.	What will I receive if the Company’s stock price on the Expiration Date is less than the exercise price on my Eligible SARs Awards?

If the Company’s stock price on the Expiration Date is less than the exercise price on your Eligible SARs Awards that you tender for exchange, you will only receive New Options with an exercise price equal to the exercise price on your Eligible SARs Awards. You will not receive any Cash Payment or any Amended SARs. The Company will still accelerate the vesting of your Eligible SARs Awards through the second vesting date such that two thirds (2/3) of the New Options you receive will be vested on the date of grant.

16. Do I have to participate in the Exchange Program?

No. Participation in the Exchange Program is completely voluntary. We urge you to consult your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Exchange Program. Because certain matters will be set on, or otherwise determined as of, the Expiration Date, you should consider, before the termination of this Offer, any changes in the market price of the Company’s common stock in connection with deciding whether or not to participate in the Exchange Program.

17. When must I be an Eligible Holder?

To participate in the Exchange Program, you must be an Eligible Holder throughout the entire Eligibility Period, which runs from and includes the date this Offer commences (November 20, 2017), through Expiration Date of the Offer (currently scheduled for December 20, 2017, unless extended by us). If you are not an Eligible Holder throughout the entire Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible SARs Awards will remain outstanding, in accordance with the terms and conditions of the grant documents for those Eligible SARs Awards.

18. Does participation in the Exchange Program create a right to continued employment?

No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.

19.	What happens if I leave the Company because my employment is terminated by the Company, or I otherwise become ineligible at any time during the Eligibility Period?

If you are not an Eligible Holder for any reason at any time during the Eligibility Period, including on the Expiration Date of the Offer (currently scheduled for December 20, 2017, unless extended by us), any election you make to participate in the Exchange Program will be automatically voided and the Eligible SARs Awards you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the grant documents for those Eligible SARs Awards.

20.	If I participate in the Exchange Program, what will happen to the Eligible SARs Awards that I exchange?

Eligible SARs Awards that are accepted for exchange under the Exchange Program will be exchanged for the New Awards, including the Amended SARs, which are an amendment and restatement of your existing Eligible SARs Award.

21. What will happen to Eligible SARs Awards that I choose not to exchange?

Eligible SARs Awards that you choose not to exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.

22.	Will my participation in the Exchange Program affect my eligibility to receive future SARs Awards or stock option grants?

Participation or non-participation in the Exchange Program will have no effect on the Company’s consideration to grant you SARs, stock options, or any other form of equity award in the future. Your eligibility is determined under the terms and conditions of the LTIP and the SAR Plan.

23. May the Company cancel this Offer?

The Company may, at its sole discretion, decide to terminate this Offer at any time prior to the expiration of this Offer. If this Offer is terminated, any Eligible SARs Awards that were tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any cancellation of this Offer will be treated, for all purposes, as if no offer to exchange was ever made.

24. What are the conditions to this Offer?

This Offer is subject to a number of conditions, including the conditions described in Section 7. Please read this entire offering memorandum for a full description of all of the terms and conditions of this Offer.

ADMINISTRATION AND TIMING OF THE EXCHANGE PROGRAM

25. How do I participate in the Exchange Program?

If you wish to participate in the Exchange Program, you must elect to do so (an “Election”) by either of the following two methods:

•	make your Election electronically through the Company’s Intranet (the “Election Site”) using the “Election Site” hyperlink in the Company’s email communication to you; or

•	complete an Exchange Program Election Form (the “Election Form”), which form is included with the materials delivered to you, and submit the Election Form in PDF format by email to exchange.program@nov.com.

To participate, you must make your Election no later than 9:00 p.m. Central Time on December 20, 2017, unless this Offer is extended.

26. How will I know my SARs or options were exchanged?

If your Eligible SARs Awards are properly tendered for exchange and accepted by us for exchange, you will receive a confirmation notice following the expiration of this Offer. The confirmation notice will confirm that those Eligible SARs Awards have been accepted for exchange and will set forth the amount of the Cash Payment that will be paid, and the number of Amended SARs and New Options that will be granted, to you and their exercise prices.

27. Is the Company required to accept my Eligible SARs Awards for exchange?

We will accept Eligible SARs Awards properly and timely tendered for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept, promptly after the expiration of this Offer, all Eligible SARs Awards properly tendered for exchange that are not validly withdrawn. We reserve the right to reject any or all Eligible SARs Awards tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.

28. How do I obtain information about all my existing SARs and stock options?

To review the list of all your outstanding SARs and options, please log into your online E*Trade account. If you have not yet activated your E*Trade account, please go to www.etrade.com/activate. If you have questions regarding your E*Trade account, please contact Lynnette Bartolata, our stock plan manager at Lynnette.Bartolata@nov.com.

29. Must I submit my Eligible SARs Awards grant documents with my Election?

No. You do not need to submit any grant documents in order to tender Eligible SARs Awards for exchange.

30. What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 9:00 p.m. Central Time on December 20, 2017, unless this Offer is extended by us. This means that your Election must be received by us before that time. Your Election can be made by any one of the permitted methods set forth in the answer to Question 25.

We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension as described in Section 15. If this Offer is extended, you must make your Election before the time to which this Offer is extended.

31. What will happen if my Election is not received as required by the deadline?

If your Election is not received by us by 9:00 p.m. Central Time on December 20, 2017, unless this Offer is extended by us, then you will not be able to participate in the Exchange Program and all SARs currently held by you will remain unchanged, including the exercise price and number of underlying shares.

32. May I withdraw or change my Election?

Yes. You may withdraw or change a previously submitted Election to exchange Eligible SARs Awards at any time before 9:00 p.m. Central Time on December 20, 2017. If this Offer is extended by us beyond that time, you can withdraw or change your Election at any time before the time to which this Offer is extended. In addition, in accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act, if we have not accepted your tendered Eligible SARs Awards for payment by January 19, 2018, the 40th business day following the commencement of the Offer, you may thereafter withdraw your tendered Eligible SARs Awards.

33. How do I withdraw or change my Election?

You may withdraw your Election by submitting a new Election, prior to the Expiration Date in one of the two methods set forth in the answer to Question 24, and we must receive the new Election before the expiration of this Offer at 9:00 p.m. Central Time on December 20, 2017. It is your responsibility to confirm that we have received your new Election before the expiration of this Offer, unless this Offer is extended by us. In all cases, the last Election submitted and received prior to the expiration of this Offer will prevail. In addition, in accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act, if we have not accepted your tendered Eligible SARs Awards for payment by January 19, 2018, the 40th business day following the commencement of the Offer, you may thereafter withdraw your tendered Eligible SARs Awards.

34.	May I exchange the remaining portion of an Eligible SARs Award that I have already partially exercised?

Yes, any remaining outstanding and unexercised Eligible SARs Awards may be exchanged.

35. May I select which portion of an Eligible SARs Award grant to exchange?

No. If you choose to exchange an Eligible SARs Award grant, all outstanding and unexercised Eligible SARs Awards under that grant must be exchanged.

36. May I exchange both the vested and unvested portions of an Eligible SARs Award grant?

Yes. Each Eligible SARs Award exchanged must be exchanged in its entirety, whether or not it is fully vested.

37. When will I receive my Cash Payment and my Amended SARs and New Options grant documents?

The Cash Payment will be made on December 29, 2017, as part of our regular pay cycle. We will grant the Amended SARs and the New Options as of the day the Offer expires. We expect the offer to expire on December 20, 2017, unless extended by us. Grant documents for the Amended SARs and the New Options will be delivered to you promptly thereafter.

38. What if my employment with the Company is terminated after the Expiration Date?

If your employment with the Company is terminated for any reason after the Expiration Date, the Cash Payment is yours to retain and you will have the exercise rights, if any, set forth in your Amended SARs award agreement and New Options award agreement.

39. How will I know the final spread for calculating the Cash Payment, the Cap Price for the Amended SARs, and the exercise price for the New Options?

Shortly after the close of trading on the NYSE on December 20, 2017, we will send you an email setting forth the actual spread for calculating the Cash Payment, the Cap Price for the Amended SARs and the exercise price for the New Options.

40. After I receive Amended SARs and New Options, what happens if my Amended SARs and New Options end up “underwater”?

We can provide no assurance as to the price of our common stock at any time in the future. If at any time your Amended SARs and New Options are underwater (meaning that the exercise price is higher than the current trading price of the Company’s common stock), they will have no value at such time.

OTHER IMPORTANT QUESTIONS

41. Are there any U.S. federal income tax consequences to my participation in the Exchange Program?

If you accept this Offer, we believe, under current U.S. law, you will recognize income for U.S. federal income tax purposes for the Cash Payment amount but should not recognize income for U.S. federal income tax purposes on either the value of your Amended SARs or the value of the New Options when they are granted. You will recognize ordinary income for U.S. federal income tax purposes when the Amended SARs and the New Options are exercised. The Cash Payment will be subject to applicable federal, state and local tax withholding.

However, tax consequences may vary depending on each individual employee’s circumstances. Included as part of this Offering Memorandum in Section 13 is information regarding the material U.S. federal income tax consequences of this Offer. You should review this information carefully before deciding whether or not to participate in this Offer. You should also consult your personal tax advisor with any questions regarding the tax consequences of participating in the Exchange Program, including any state or local tax consequences.

For additional information regarding tax consequences, see Section 13.

42. How should I decide whether or not to participate?

The decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s personal financial and other circumstances as well as each employee’s assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.

THIS OFFER

SECTION 1. Eligibility; New Awards; Expiration Date.

Upon the terms and subject to the conditions of this Offer, we will pay the Cash Payment and issue Amended SARs and New Options in exchange for Eligible SARs Awards that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 before the Expiration Date.

An individual will be eligible to participate in the Exchange Program, provided that during the entire Eligibility Period, which runs from and includes November 21, 2017 through the Expiration Date, he or she satisfies all of the following conditions:

•	Is employed by the Company or one of its wholly-owned subsidiaries on the date this exchange offer commences, and

•	Continues to be an employee of the Company or one of its wholly-owned subsidiaries and has not submitted or received a notice of termination on or prior to Expiration Date, and

•	Holds an Eligible SARs Award.

Even if you are an Eligible Holder when the Exchange Program commences, you will not be eligible to exchange Eligible SARs Awards for New Awards unless you continue to meet all of the conditions of an Eligible Holder throughout the entire Eligibility Period, including the Expiration Date.

This Offer’s Expiration Date is 9:00 p.m. Central Time on December 20, 2017, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period during which this Offer remains open, the Expiration Date will be the latest time and date at which this Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend this Offer.

Each Eligible SARs Award tendered for exchange will be exchanged for:

•	a cash payment for the spread (as defined below) on the vested and unexercised portion of the Eligible SARs Awards (in connection with the Offer, the Company is accelerating the vesting of Eligible SARs Awards through the second vesting date such that each Eligible SARs Award tendered and accepted in the Offer will be deemed two thirds (2/3) vested as of the date the Offer expires) (the “Cash Payment”);

•	an amended and restated SAR award for the unvested portion of the Eligible SARs Awards (the “Amended SARs”); and

•	a new award of options to purchase the Company’s common stock (the “New Options”).

Cash Payment

The Cash Payment is the payment that will be paid to Eligible Holders in exchange for the spread (as defined below) as of the Expiration Date of the Exchange Program on the vested and unexercised portion of the tendered and accepted Eligible SARs Awards. In connection with the Offer, the Company is accelerating the vesting of the Eligible SARs Awards through the second vesting date such that each Eligible SARs Award tendered and accepted in the Offer will be deemed two thirds (2/3) vested as of the date the Offer expires.

The amount of the Cash Payment will be equal to (A) the number of vested and unexercised SARs tendered and accepted in the Exchange Program multiplied by (B) the excess (or the “spread”) of (i) the closing price of the Company’s common stock on the NYSE on the Expiration Date of the Exchange Program (the “Expiration Date Stock Price”) over (ii) the exercise price of the SARs.

The following examples show how the amount of the Cash Payment will be determined. For additional examples calculating the Cash Payment at different stock prices, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018, and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to a Cash Payment of $14,000, calculated as follows:

Expiration Date Stock Price	$35.24
SARs exercise price	$28.24

Spread	$7.00

Number of vested SARs	2,000
Spread	$7.00

Cash Payment amount	$14,000	*

*	The Cash Payment amount will be reduced by the amount of the required tax withholding.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018, and February 24, 2019. As of the Expiration Date, 2,000 of Jane Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to a Cash Payment of $7,500, calculated as follows:

Expiration Date Stock Price	$35.24
SARs exercise price	$31.49

Spread	$3.75

Number of vested SARs	2,000
Spread	$3.75

Cash Payment amount	$7,500	*

*	The Cash Payment amount will be reduced by the amount of the required tax withholding.

Amended SARs

Amended SARs are the SARs that will be provided to Eligible Holders in exchange for the unvested portion of their tendered and accepted Eligible SARs Awards. Amended SARs will be evidenced by an amended and restated SARs award agreement under the SAR Plan that will include the new terms described below.

The number of Amended SARs will be equal to the number of unvested Eligible SARs Awards tendered and accepted in the Exchange Program (taking into account that the Company will accelerate the second vesting date for tendered and accepted Eligible SARs Awards).

The following examples show how the number of Amended SARs will be determined. For additional examples calculating the number of Amended SARs, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018, and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 1,000 Amended SARs, which will vest in full on the final vesting date.

March 2016 Grant Example. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018, and February 24, 2019. As of the Expiration Date, 2,000 of Jane Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 1,000 Amended SARs, which will vest in full on the final vesting date.

The exercise price of each Amended SAR will be the same as the exercise price of the Eligible SARs Awards but the Amended SARs will be subject to a maximum value based on a per share price cap (the “Cap Price”) equal to the Expiration Date Stock Price, such that the maximum value per SAR payable under the Amended SARs will not exceed the difference between the Cap Price and the exercise price. In addition, the Amended SARs will automatically exercise if the closing price of the Company’s common stock equals or exceeds the Cap Price and the Amended SARs are then vested.

The Amended SARs will continue to vest to the same extent and proportion as the existing Eligible SARs Awards (taking into account that the Company will accelerate the second vesting date for tendered and accepted Eligible SARs Awards). The other terms and conditions of the Amended SARs will be set forth in an amended and restated SARs award agreement to be entered into as of grant date. The other terms and conditions of each Amended SAR will be the same as those of the surrendered Eligible SARs Award it replaces, except as described above. Each Amended SAR will be subject to the terms of the SAR Plan.

The following examples show how the Cap Price functions. For additional examples regarding the Cap Price, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 1,000 Amended SARs with an exercise price of $28.24 and a Cap Price of $35.24. As a result, the maximum value per SAR will be equal to $7.00 even if the Company’s common stock price exceeds $35.24. And, if the Amended SARs are vested when the closing common stock price equals or exceeds $35.24, the Amended SARs will be automatically exercised at the maximum value of $7.00 per SAR.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 1,000 Amended SARs with an exercise price of $31.49 and a Cap Price of $35.24. As a result, the maximum value per SAR will be equal to $3.75 even if the Company’s common stock price exceeds $35.24. And, if the Amended SARs are vested when the closing common stock price equals or exceeds $35.24, the Amended SARs will be automatically exercised at the maximum value of $3.75 per SAR.

New Options

New Options are new awards of options to purchase Company common stock that will be granted to Eligible Holders and provide the Eligible Holders with the upside that is forfeited in connection with the exchange of their Eligible SARs Awards for a Cash Payment based on the Company’s stock price as of the Expiration Date and a grant of Amended SARs with a maximum value based on the Cap Price. They will be issued pursuant to the Company’s Long Term Incentive Plan, as amended and restated (the “LTIP”).

The number of New Options will be equal to the number of Eligible SARs Awards (both vested and unvested) tendered and accepted in the Exchange Program.

The following examples show how the number of New Options will be determined. For additional examples determining the number of New Options, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 3,000 New Options.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 3,000 New Options.

The New Options will have a per share exercise price equal to the Cap Price. They will have a vesting schedule identical to the existing Eligible SARs Awards (taking into account that the Company will accelerate the second vesting date for tendered and accepted Eligible SARs Awards), such that on the grant date, two thirds (2/3) of the New Options will be vested. They will have the same expiration date as the existing Eligible SARs Awards. The other terms and conditions of each New Option will be as set forth in the Company’s form of stock option agreement used in connection with the LTIP.

The following examples show the terms of the New Options. For additional examples regarding the New Options, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019, and have an expiration date of February 25, 2026. Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 3,000 New Options at an exercise price of $35.24, with 2,000 of such New Options fully vested and the remaining 1,000 New Options vesting on February 24, 2019, and an expiration date of February 25, 2026.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019, and have an expiration date of February 25, 2026. Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 3,000 New Options at an exercise price of $35.24, with 2,000 of such New Options fully vested and the remaining 1,000 New Options vesting on February 24, 2019, and an expiration date of February 25, 2026.

If the Company’s stock price on the Expiration Date is less than the exercise price on your Eligible SARs Awards that you tender for exchange, you will only receive New Options with an exercise price equal to the exercise price on your Eligible SARs Awards. You will not receive any Cash Payment or any Amended SARs. The Company will still accelerate the vesting of your Eligible SARs Awards through the second vesting date such that two thirds (2/3) of the New Options you receive will be vested on the date of grant.

If you are an Eligible Holder and you elect to exchange your Eligible SARs Awards, then you must exchange all of your Eligible SARs Award that remains unexercised. If you have previously exercised a portion of an Eligible SARs Award, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Exchange Program.

All Eligible SARs Awards that are accepted pursuant to the Offer will be exchanged for New Awards upon the expiration of the Offer. An Eligible SARs Award that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the exchange is not consummated, in which event the Eligible SARs Award will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to pay or issue New Awards, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Holder before the expiration of the Eligibility Period. The new date of grant is expected to be the closing of the Exchange Program, which is expected to occur on December 20, 2017, unless extended by us.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.

SECTION 2. Purpose of this Offer.

Because the outstanding Eligible SARs Awards can be settled only for cash, accounting rules require the Company to re-value them each quarter which could cause significant changes in reported compensation expense. Although the Amended SARs and New Options provide the Eligible Holders with the same future value, accounting rules treat them very differently. The New Options will not require this quarterly accounting treatment, which will simplify the Company’s accounting procedures and mitigate the expense variation in the Company’s reported financial results. The Company believes that the accounting treatment used for the New Options instead of existing Eligible SARs Awards will provide greater transparency for shareholders into the operating performance of the Company. The Cash Payment, the Amended SARs and the New Options are designed to provide you with the same potential economic benefits as your existing Eligible SARs Awards so as to maintain the retention and motivational value of our equity program.

Except as otherwise disclosed in this Offer, as of the date of this offering memorandum, we presently have no plans, proposals or negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

(b) any purchase, sale or transfer of a material amount of our assets;

(c) any material change in our present dividend rate or policy or in our indebtedness or capitalization;

(d) any change in our present board of directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

(e) any other material change in our corporate structure or business;

(f) our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your Eligible SARs Awards, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offering memorandum. You must make your own decision whether to elect to exchange your Eligible SARs Awards.

SECTION 3. Procedures for Electing to Exchange Eligible SARs Awards.

Proper Exchange of Eligible SARs Awards. If you wish to participate in the Exchange Program, you must elect to do so (an “Election”) by either of the following two methods:

•	make your Election electronically through the Company’s Intranet (the “Election Site”) using the “Election Site” hyperlink in the Company’s email communication to you; or

•	complete an Exchange Program Election Form (the “Election Form”), which form is included with the materials delivered to you, and submit the Election Form in PDF format by email to exchange.program@nov.com.

To participate, you must make your Election no later than 9:00 p.m. Central Time on December 20, 2017, unless this Offer is extended.

If your Eligible SARs Awards are properly tendered for exchange and accepted by us for exchange, you will receive a confirmation notice following the expiration of this Offer. The confirmation notice will confirm that those Eligible SARs Awards have been accepted for exchange and will set forth the amount of the Cash Payment that will be paid, and the number of Amended SARs and New Options that will be granted, to you and their exercise prices.

If we do not receive your Election by the Expiration Date, then you will not be able to participate in the Exchange Program, and each Eligible SAR Award currently held by you will remain intact with its original exercise price and with its other original terms.

If you have any questions about the Election process, please send an e-mail directly to exchange.program@nov.com. You may also call 346-223-4800, where you will have the ability to leave a voice message.

The method of delivery of an Election is at the election and risk of the electing Eligible SARs Award holder. It is your responsibility to ensure you make a timely Election.

Determination of Validity; Rejection of SARs; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible SARs Awards. Our determination of these matters will be final, conclusive and binding on all persons, subject to judgments by a court of law or arbitrator having competent jurisdiction over such matters. We reserve the right to reject any or all Eligible SARs Awards tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible SARs Awards for exchange. If we waive any of the conditions of this Offer we will do so for all Eligible Holders. No tender of Eligible SARs Awards for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing Eligible Holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your Election to exchange Eligible SARs Awards pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible SARs Awards that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible SARs Awards that have not been validly withdrawn.

SECTION 4. Withdrawal Rights.

You may only withdraw your tendered Eligible SARs Awards in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible SARs Awards at any time before the Expiration Date (currently scheduled for 9:00 p.m. Central Time on December 20, 2017). If the Expiration Date is extended by us, you can withdraw your tendered Eligible SARs Awards at any time until the Expiration Date as extended for this Offer. In addition, in accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act, if we have not accepted your tendered Eligible SARs Awards for payment by January 19, 2018, the 40th business day following the commencement of the Offer, you may thereafter withdraw your tendered Eligible SARs Awards.

To validly withdraw tendered Eligible SARs Awards, you must make a new Election. We must receive the new Election before the Expiration Date. In addition, in accordance with Rule 13e-4(f)(2)(ii) of the Exchange

Act, if we have not accepted your tendered Eligible SARs Awards for payment by January 19, 2018, the 40th business day following the commencement of the Offer, you may thereafter withdraw your tendered Eligible SARs Awards. Making a new Election that declines to participate in the Exchange Program pursuant to one of the two methods described in Section 3, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new Election indicating the withdrawal of your tendered Eligible SARs Awards before the Expiration Date. If you elect to withdraw an Eligible SARs Award grant, you must withdraw the entire Eligible SARs Award grant that was granted to you. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible SARs Awards will not be considered tendered for exchange. In order to subsequently exchange Eligible SARs Awards that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible SARs Awards before the expiration date by following the procedures described in Section 3.

Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any Election to withdraw previously tendered Eligible SARs Awards, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding, subject to judgments by a court of law or arbitrator having competent jurisdiction over such matters.

SECTION 5. Acceptance of Eligible SARs Awards in Exchange for New Awards.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7, and promptly following the expiration of this Offer, we will accept for exchange Eligible SARs Awards properly tendered for exchange and not validly withdrawn before the Expiration Date. Once your Eligible SARs Awards have been accepted for exchange, you will receive a final confirmation notice confirming that those Eligible SARs Awards have been accepted for exchange.

If your Eligible SARs Awards are properly tendered for exchange and accepted by us, subject to the terms of this Offer, you will be paid the Cash Payment on December 29, 2017 and issued the Amended SARs and the New Options on the date the Offer expires. Grant documents for the Amended SARs and New Options will be provided to you promptly thereafter.

If you cease to be an Eligible Holder at any time during the Eligibility Period, including Expiration Date, your election to participate in the Offer will be automatically voided and your existing Eligible SARs Awards will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action the Company may have taken to pay or issue the New Awards.

For purposes of this Offer, we will be deemed to have accepted for exchange Eligible SARs Awards that are validly tendered for exchange and not properly withdrawn, when we give written notice to the Eligible Holders of our acceptance for exchange of their Eligible SARs Awards. This notice may be given by e-mail. Subject to our rights to extend, terminate and amend this Offer, you will promptly receive your Amended SARs and New Options grant documents after the new grant date.

SECTION 6. Price Range of Common Stock.

The following table sets forth the high and low sale prices for our common stock on the NYSE for the periods indicated:

	Market Price
	High	Low
Fiscal Year 2017
Fourth quarter (through November 20, 2017)	$36.03	$31.51
Third quarter	$36.30	$29.94
Second quarter	$39.68	$31.64
First quarter	$41.74	$37.40
Fiscal Year 2016
Fourth quarter	$40.32	$31.43
Third quarter	$36.86	$31.27
Second quarter	$36.98	$27.32
First quarter	$34.93	$26.34
Fiscal Year 2015
Fourth quarter	$40.80	$33.27
Third quarter	$47.42	$36.72
Second quarter	$56.00	$47.90
First quarter	$65.49	$47.46

As of November 20, 2017, the closing price of our common stock as reported by the NYSE was $31.72 per share. There is no established trading market for the Eligible SARs Awards.

We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

SECTION 7. Conditions of this Offer

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible SARs Awards tendered for exchange, and we may withdraw or terminate this Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after November 20, 2017 and prior to the Expiration Date, our board of directors determines in its sole discretion to withdraw or terminate this Offer. Our board of directors retains the authority, in its sole discretion, to extend, amend, withdraw, or terminate this Offer.

SECTION 8. Source and Amount of Consideration; Terms of Cash Payment, Amended SARs and New Options.

Consideration. Subject to applicable laws and regulations, each Eligible SARs Award tendered for exchange will be exchanged for:

•	a cash payment for the spread (as defined below) on the vested and unexercised portion of the Eligible SARs Awards (in connection with the Offer, the Company is accelerating the vesting of Eligible SARs Awards through the second vesting date such that each Eligible SARs Award tendered and accepted in the Offer will be deemed two thirds (2/3) vested as of the date the Offer expires) (the “Cash Payment”);

•	an amended and restated SAR award for the unvested portion of the Eligible SARs Awards (the “Amended SARs”); and

•	a new award of options to purchase the Company’s common stock (the “New Options”).

As of November 20, 2017, there were a total of 3,823,811 SARs outstanding under the SAR Plan, all of which would be eligible for exchange under the Exchange Program. If all Eligible SARs Awards at

November 20, 2017 were to be exchanged, 1,274,604 Amended SARs would be outstanding under the SAR Plan and 3,823,811 New Options would be granted under the LTIP.

Terms of the Cash Payment. The Cash Payment is the payment that will be paid to Eligible Holders in exchange for the spread (as defined below) as of the Expiration Date of the Exchange Program on the vested and unexercised portion of the tendered and accepted Eligible SARs Awards. In connection with the Offer, the Company is accelerating the vesting of the Eligible SARs Awards through the second vesting date such that each Eligible SARs Award tendered and accepted in the Offer will be deemed two thirds (2/3) vested as of the date the Offer expires.

The amount of the Cash Payment will be equal to (A) the number of vested and unexercised SARs tendered and accepted in the Exchange Program multiplied by (B) the excess (or the “spread”) of (i) the closing price of the Company’s common stock on the NYSE on the Expiration Date of the Exchange Program (the “Expiration Date Stock Price”) over (ii) the exercise price of the SARs. The aggregate Cash Payments will be made with the Company’s available cash. No financing of the Cash Payments will be required.

Shortly after the close of trading on the NYSE on December 20, 2017, the Company will send to each Eligible Holder an email setting forth the actual spread for calculating the Cash Payment, the Cap Price for the Amended SARs and the exercise price for the New Options.

The following examples show how the amount of the Cash Payment will be determined. For additional examples calculating the Cash Payment at different stock prices, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to a Cash Payment of $14,000, calculated as follows:

Expiration Date Stock Price	$35.24
SARs exercise price	$28.24

Spread	$7.00

Number of vested SARs	2,000
Spread	$7.00

Cash Payment amount	$14,000	*

*	The Cash Payment amount will be reduced by the amount of the required tax withholding.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018, and February 24, 2019. As of the Expiration Date, 2,000 of Jane Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to a Cash Payment of $7,500, calculated as follows:

Expiration Date Stock Price	$35.24
SARs exercise price	$31.49

Spread	$3.75

Number of vested SARs	2,000
Spread	$3.75

Cash Payment amount	$7,500	*

*	The Cash Payment amount will be reduced by the amount of the required tax withholding.

Terms of the Amended SARs. Amended SARs are the SARs that will be provided to Eligible Holders in exchange for the unvested portion of their tendered and accepted Eligible SARs Awards. Amended SARs will be evidenced by an amended and restated SARs award agreement under the SAR Plan that will include the new terms described below.

The number of Amended SARs will be equal to the number of unvested Eligible SARs Awards tendered and accepted in the Exchange Program (taking into account that the Company will accelerate the second vesting date for tendered and accepted Eligible SARs Awards).

The following examples show how the number of Amended SARs will be determined. For additional examples calculating the number of Amended SARs, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 1,000 Amended SARs, which will vest in full on the final vesting date.

March 2016 Grant Example. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018, and February 24, 2019. As of the Expiration Date, 2,000 of Jane Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 1,000 Amended SARs, which will vest in full on the final vesting date.

The exercise price of each Amended SAR will be the same as the exercise price of the Eligible SARs Awards but the Amended SARs will be subject to a maximum value based on a per share price cap (the “Cap Price”) equal to the Expiration Date Stock Price, such that the maximum value per SAR payable under the Amended SARs will not exceed the difference between the Cap Price and the exercise price. In addition, the Amended SARs will automatically exercise if the closing price of the Company’s common stock equals or exceeds the Cap Price and the Amended SARs.

The Amended SARs will continue to vest to the same extent and proportion as the existing Eligible SARs Awards (taking into account that the Company will accelerate the second vesting date for tendered and accepted

Eligible SARs Awards). The other terms and conditions of the Amended SARs will be set forth in an amended and restated SARs award agreement to be entered into as of the grant date. The other terms and conditions of each Amended SAR will be the same as those of the surrendered Eligible SARs Award it replaces. Each Amended SAR will be granted under the SAR Plan.

The following examples show how the Cap Price functions. For additional examples regarding the Cap Price, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 1,000 Amended SARs with an exercise price of $28.24 and a Cap Price of $35.24. As a result, the maximum value per SAR will be equal to $7.00 even if the Company’s common stock price exceeds $35.24. And, if the Amended SARs are vested when the closing common stock price equals or exceeds $35.24, the Amended SARs will be automatically exercised at the maximum value of $7.00 per SAR.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. As of the Expiration Date, 2,000 of John Doe’s SARs are vested (including the 1,000 SARs that would have originally vested on February 24, 2018 but for which the Company has accelerated the vesting as of the Expiration Date). Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 1,000 Amended SARs with an exercise price of $31.49 and a Cap Price of $35.24. As a result, the maximum value per SAR will be equal to $3.75 even if the Company’s common stock price exceeds $35.24. And, if the Amended SARs are vested when the closing common stock price equals or exceeds $35.24, the Amended SARs will be automatically exercised at the maximum value of $3.75 per SAR.

Terms of the New Options. New Options are new awards of options to purchase Company common stock that will be granted to Eligible Holders provide the Eligible Holders with the upside that is forfeited in connection with the exchange of their Eligible SARs Awards for the current Cash Payment and the Amended SARs with a capped value. They will be issued pursuant to the Company’s Long Term Incentive Plan, as amended and restated (the “LTIP”).

The number of New Options will be equal to the number of Eligible SARs Awards (both vested and unvested) tendered and accepted in the Exchange Program.

The following examples show how the number of New Options will be determined. For additional examples determining the number of New Options, see Schedule B attached to this offering memorandum.

Example:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 3,000 New Options.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, and which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019. Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 3,000 New Options.

The New Options will have a per share exercise price equal to the Cap Price. They will have a vesting schedule identical to the existing Eligible SARs Awards (taking into account that the Company will accelerate the second vesting date for tendered and accepted Eligible SARs Awards), such that on the grant date, two thirds (2/3) of the New Options will be vested. They will have the same expiration date as the existing Eligible SARs Awards. The other terms and conditions of each New Option will be as set forth in the Company’s form of stock option agreement used in connection with the LTIP.

The following examples show the terms of the New Options. For additional examples regarding the New Options, see Schedule B attached to this offering memorandum.

Examples:

February 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. John Doe was originally granted 3,000 SARs on February 24, 2016, with an exercise price of $28.24, which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019, and have an expiration date of February 25, 2026. Therefore, if John Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, John Doe will be entitled to 3,000 New Options at an exercise price of $35.24, with 2,000 of such New Options fully vested and the remaining 1,000 New Options vesting on February 24, 2019, and an expiration date of February 25, 2026.

March 2016 Grant Example. This example assumes that the Expiration Date of the Exchange Program is December 20, 2017, and that the closing price of the Company’s common stock on such date is $35.24. Jane Doe was originally granted 3,000 SARs on March 28, 2016, with an exercise price of $31.49, which vest in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019, and have an expiration date of February 25, 2026. Therefore, if Jane Doe’s Eligible SARs Awards are fully tendered and accepted in the Exchange Program, Jane Doe will be entitled to 3,000 New Options at an exercise price of $35.24, with 2,000 of such New Options fully vested and the remaining 1,000 New Options vesting on February 24, 2019, and an expiration date of February 25, 2026.

The description of the Amended SARs and the New Options set forth herein is only a summary of some of the material provisions of a SARs award agreement and an Option award agreement to be entered into as of the grant date. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the applicable grant documents and the SAR Plan and the LTIP.

Exercise. Generally, you may exercise the vested portion of your Amended SARs and New Options at any time, except if your employment with the Company terminates. Prior to your Amended SAR and New Options becoming fully vested, you will not be able to exercise the portion of your Amended SAR grant or New Options grant that is not vested and those unvested options will be forfeited upon termination of employment without cause.

Income Tax Consequences of the Exchange Program. Please refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible SARs Awards under this Offer.

Registration and Sale of Shares. All shares of common stock issuable upon exercise of the New Options granted under the LTIP will be registered under the Securities Act of 1933 on a registration statement filed with the SEC on Form S-8. Unless you are considered an “affiliate” of the Company, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

IMPORTANT NOTE: The statements in this offering memorandum concerning the SAR Plan, the LTIP, the Amended SARs and the New Options are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the SAR Plan and the LTIP. Copies of each Plan and its related prospectus and its form of award agreement are available by contacting us at exchange.program@nov.com or 346-223-4800.

SECTION 9. Information Concerning National Oilwell Varco, Inc.

National Oilwell Varco, Inc., a Delaware corporation incorporated in 1995, is a leading oilfield equipment manufacturer and technology provider. The breadth and depth of our product and technology portfolio supports customers’ full-field development needs, from drilling to completion to production, in basins around the world, land or offshore. As a leading provider of innovation, technology, and industrial capabilities to the oilfield, we have a long tradition of pioneering innovations that improve the cost-effectiveness, efficiency, safety and environmental impact of oil and gas operations. The Company operates through four reporting segments: Rig Systems, Rig Aftermarket, Wellbore Technologies and Completion & Production Solutions. The Company’s principal executive offices are located at 7909 Parkwood Circle Drive, Houston, Texas 77036. Its telephone number is (713) 346-7500.

The financial information included in the sections entitled “Item 6. Selected Financial Data”, “Item 8. Financial Statements and Supplementary Data” and “Item 15(1). Financial Statements” of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 17, 2017, and in Item 1 “Financial Statements” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed October 27, 2017, is incorporated herein by reference. See Section 16 (“Additional Information”) in this offering memorandum for instructions on how you can obtain copies of our reports. For information regarding the accounting consequences of this Offer, see Section 11 (“Status of Eligible SARs Awards Acquired by Us in this Offer; Accounting Consequences of this Offer”).

The Company’s book value per share at September 30, 2017 is $37.24 (calculated using the book value of total stockholders’ equity as of September 30, 2017, divided by the number of outstanding shares of our common stock as of September 30, 2017).

The following table sets forth our ratio of earnings to fixed charges for each of the two fiscal years ended December 31, 2016 and 2015, and the nine months ended September 30, 2017 and September 30, 2016.

	Nine months ended September 30, 2017	Nine months ended September 30, 2016	Fiscal Year ended December 31, 2016	Fiscal Year ended December 31, 2015
Ratio of earnings to fixed charges	(1.2)	(13.6)	(15.2)	(2.2)

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of computing the ratio of earnings to fixed charges: (a) fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest within rental expense, and preference security dividend requirements of consolidated subsidiaries; and, (b) earnings consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges as described above, amortization of capitalized interest, distributed income of equity investees and the share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges less interest capitalized, preference security dividend requirements of consolidated subsidiaries and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

SECTION 10. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the SARs.

A list of our directors and executive officers is attached to this offering memorandum as Schedule A, which is incorporated herein by reference. None of our directors or executive officers hold Eligible SARs Awards. Neither the Company or its subsidiaries nor our executive officers, directors or affiliates have effected any transactions in the Eligible SARs Awards during the 60 days prior to November 20, 2017. Except as described in this offering memorandum, neither we nor any person controlling us nor any of our directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or the Eligible SARs Awards. Except as described in this offering memorandum, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, our Definitive Proxy Statement filed on April 7, 2017, and other various equity or incentive awards issued from time to time to certain of our employees (including our executive officers) and our directors under our incentive and compensation plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers is a party to any contract, agreement, arrangement or understanding with any person with respect to any of our securities. Any material agreement, arrangement, understanding or relationship between us and our executive officers, directors, controlling persons and subsidiaries is described in the above referenced filings with the Securities and Exchange Comission.

SECTION 11. Status of Eligible SARs Awards Acquired by Us in this Offer; Accounting Consequences of this Offer.

Each Eligible SARs Award from the SAR Plan that is tendered and accepted pursuant to this Offer will be amended and restated. The exchange of Eligible SARs Awards for the Cash Payment, the Amended SARs and New Options will be considered a modification of the tendered and accepted Eligible SARs Awards and a new award of employee stock options for the New Options for accounting purposes as determined by the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”).

The estimated fair value of the Eligible SARs Awards, the Amended SARs and the New Options will be calculated in accordance with a valuation method referred to as the “Black-Scholes option valuation model”. For unvested Eligible SARs Awards that are tendered, the exchange ratio of one Amended SAR plus one New Option for each Eligible SARs Award will result in the fair value of the Amended SARs plus the fair value of the New Options being equal to the fair value of the Eligible SARs Awards.

For vested Eligible SARs Awards that are tendered, the Cash Payment and the fair value of the vested New Options will be accounted for as compensation expense in the current period, net of related previously accrued compensation expense. For unvested Eligible SARs Awards that are tendered: i) the Amended SARs will be marked-to-market each quarter and recorded to compensation expense over their vesting period and ii) the New Option will be fair-valued on the grant date and that value recorded to compensation expense over their vesting period. The vesting period for both the Amended SARs and the New Options ends on February 24, 2019. The Company expects to incur additional compensation expense in the fourth quarter of 2017 as a result of paying the cash spread on tendered vested Eligible SARs Awards and the granting of New Options.

SECTION 12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of New Awards for Eligible SARs Awards as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required and a procedure for obtaining such approval or other action is practically available, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of Eligible SARs Awards or not accept Eligible SARs Awards for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible SARs Awards tendered for exchange and to grant New Awards for Eligible SARs Awards tendered for exchange is subject to conditions, including the conditions described in Section 7 of this offering memorandum.

SECTION 13. Material U.S. Federal Income Tax Consequences.

The following section provides a general discussion of the material U.S. federal income tax consequences of the exchange of Eligible SARs Awards under this Offer and does not constitute tax advice. This discussion is based on the income tax provisions of the Internal Revenue Code, Treasury Regulations and administrative and judicial authorities as of the date of this Offer, all of which may change, possibly on a retroactive basis and may vary depending upon individual circumstances. This section does not discuss other federal tax consequences (such as employment, gift, estate, social security, or other taxes that may be applicable) or state, local or non-U.S. tax consequences. This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances. You should consult with your tax advisor for further information with respect to the federal, foreign, state, local, and any other tax consequences of your participation in the Exchange Program.

In addition, if you are a citizen or resident or are otherwise subject to the tax laws of more than one country, you should be aware that there might be tax and social insurance contribution consequences for more than one country that may apply to you. Moreover, if you received your Eligible SARs Awards when you resided and/or worked in one country but now reside and/or work in a different country, you may have a tax or social insurance contribution obligation in the country of the original grant in connection with the Amended SARs or the New Options received due to your participation in this Exchange Program. We strongly recommend that you consult with your own advisers to discuss the consequences to you of this Exchange Program.

Federal Income Tax Consequences of the Exchange of Eligible SARs Awards for the New Awards. If you tender Eligible SARs Awards in exchange for the New Awards, you will recognize income for federal income tax purposes with respect to the Cash Payment but will not recognize income for federal income tax purposes upon receipt of the Amended SARs or the New Options.

Cash Payment. The payment of the Cash Payment is a taxable event for federal income tax purposes. You must recognize ordinary compensation income for federal income tax purposes on the Cash Payment, which will be subject to tax withholding as wages. The Company will be entitled to a deduction equal to the amount of ordinary compensation taxable to you in connection with this exchange.

Amended SARs. The amendment of the unvested portion of your Eligible SARs Awards, which is accomplished by amending the unvested portion of that award, is not a taxable event for federal income tax purposes. Upon settlement of the Amended SARs pursuant to exercise, you must recognize ordinary compensation income in an amount equal to the difference between the exercise price for the Amended SARs and either the Cap Price or, if lower, the closing price for the Company’s common stock on the NYSE on the date the Amended SARs are exercised.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you at the time your Amended SARs are exercised.

New Options. Under current law, the grant of a New Option is not a tax event for federal income tax purposes. An option holder generally will not realize taxable income upon the grant of a non-statutory stock option, nor will such option holder realize taxable income upon the vesting of the option. However, when you exercise a non-statutory stock option, you generally will have ordinary income to the extent the fair market value of the acquired shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a non-statutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) certain awards under the Plans may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iii) if the exercisability or vesting of any Amended SARs is accelerated because of a change in control, such Amended SARs (or a portion thereof), either alone or together with certain other payments, may constitute non-deductible excess parachute payments under Section 280G of the Internal Revenue Code, which may be subject to a 20% excise tax on participants. Officers and directors of the Company subject to Section 16(b) of the Exchange Act, as amended, may be subject to special tax rules regarding the income tax consequences concerning their Amended SARs.

As noted above, because each Eligible Holder is in a different financial and tax situation, we suggest that each of you consult with your personal financial and tax advisors before deciding to participate in the Exchange Program.

SECTION 14. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible SARs Awards, by giving written notice of the extension to the Eligible Holders, via email or otherwise, or making a public announcement of the extension.

If this Offer is terminated or withdrawn, any Eligible SARs Awards tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to Eligible Holders.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be announced no later than 9:00 a.m. Central Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Holders in a manner reasonably designed to inform Eligible Holders of the change, including by email. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.

SECTION 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible SARs Awards pursuant to this Offer.

SECTION 16. Additional Information.

We recommend that, in addition to this Offering Memorandum, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your Eligible SARs Awards:

(a) National Oilwell Varco Inc.’s Annual Report on Form 10-K, for the year ended December 31, 2016, filed with the SEC on February 17, 2017.

(b) National Oilwell Varco, Inc.’s Definitive Proxy Statement for the 2017 Annual Meeting of Stockholders, filed with the SEC on April 7, 2017.

(c) National Oilwell Varco, Inc.’s Registration Statement on Form S-8, filed with the SEC on May 23, 2016.

(d) National Oilwell Varco, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, filed with the SEC on April 28, 2017, July 28, 2017, and October 27, 2017, respectively.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Our common stock is quoted on the NYSE under the symbol “NOV” and our SEC filings can also be read at the following NYSE address:

New York Stock Exchange

11 Wall Street

New York, New York 10005

We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

National Oilwell Varco, Inc.

Attn: SAR Exchange Program

c/o Brigitte Hunt

7909 Parkwood Circle Drive

Houston, Texas 77036

or by telephoning us at 346-223-4800, or by e-mail at exchange.program@nov.com.

The information contained in this offering memorandum about National Oilwell Varco, Inc. should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.

SECTION 17. Miscellaneous.

This offering memorandum and our SEC reports referred to above include “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Any or all of the forward-looking statements included in this offering memorandum and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed report on Form 10-K and in our Forms 10-Q. Forward-looking statements speak only as of the date they are made.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with an applicable law, this Offer will not be made to, nor will elections to exchange Eligible SARs Awards be accepted from or on behalf of, the Eligible Holders residing in a jurisdiction where that law is applicable.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your Eligible SARs Awards pursuant to this Offer. You should rely only on the information contained in this offering memorandum or other information to which we have in this offering memorandum referred you. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this offering memorandum. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

National Oilwell Varco, Inc.

November 20, 2017

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

NATIONAL OILWELL VARCO, INC.

The directors and executive officers of National Oilwell Varco, Inc. and their positions with the Company as of November 20, 2017 are set forth in the following table:

Name	Position(s) with the Company
Clay C. Williams	Chairman of the Board, President and Chief Executive Officer
Jose A. Bayardo	Senior Vice President and Chief Financial Officer
Scott K. Duff	Vice President, Corporate Controller and Chief Accounting Officer
Joseph W. Rovig	President of Rig Systems and Rig Aftermarket
Craig L. Weinstock	Senior Vice President, Secretary and General Counsel
Greg L. Armstrong	Director
Marcela E. Donadio	Director
Ben A. Guill	Director
James T. Hackett	Director
David D. Harrison	Director
Eric L. Mattson	Director
Melody B. Meyer	Director
William R. Thomas	Director

The address of each director and executive officer is: c/o National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036-6565.

A-1

SCHEDULE B

Hypothetical Payments and Grants under the Exchange Program

Based on Different Company Common Stock Prices

The tables below set forth (i) the amount of the Cash Payment, (ii) the number of and Cap Price on the Amended SARs and (iii) the number of and exercise price of the New Options that an Eligible Holder who participated in the Exchange Program would receive based on various hypothetical closing prices of the Company’s common stock on the Expiration Date of the Exchange Program. For purposes of each table, we have assumed that the Eligible Holder holds 3,000 Eligible SARs Awards.

The first table is for Eligible Holders who received their Eligible SARs Awards on February 24, 2016, with an exercise price of $28.24. The second table is for Eligible Holders who received their Eligible SARs Awards on March 28, 2016, with an exercise price of $31.49.

Please note that the Company will withhold taxes from the Cash Payment at the withholding rate applicable to each Eligible Holder that participates in the Exchange Program. Because the withholding amounts will vary, the amount to be withheld is NOT reflected in the Cash Payment amounts shown below. You should expect the Cash Payment amount to be reduced by at least 26.45% for tax withholdings, which amount may be higher depending on your year to date income and whether you are subject to state and/or local income tax.

Table 1: Eligible SARs Awards granted on February 24, 2016, with an exercise price of $28.24. Assumes the Eligible Holder exchanges 3,000 Eligible SARs, 2,000 of which are vested and exchanged for the Cash Payment and 1,000 of which are exchanged for Amended SARs.

Closing Stock Price on Expiration Date	Spread		Cash Payment*		Number of Amended SARs	Cap Price on Amended SARs	Number of New Options	Exercise Price on New Options
$28.24	$0.00	**	$0.00	**	1,000	$28.24	3,000	$28.24
$29.24	$1.00		$2,000.00		1,000	$29.24	3,000	$29.24
$30.24	$2.00		$4,000.00		1,000	$30.24	3,000	$30.24
$31.24	$3.00		$6,000.00		1,000	$31.24	3,000	$31.24
$32.24	$4.00		$8,000.00		1,000	$32.24	3,000	$32.24
$33.24	$5.00		$10,000.00		1,000	$33.24	3,000	$33.24
$34.24	$6.00		$12,000.00		1,000	$34.24	3,000	$34.24
$35.24	$7.00		$14,000.00		1,000	$35.24	3,000	$35.24
$36.24	$8.00		$16,000.00		1,000	$36.24	3,000	$36.24
$37.24	$9.00		$18,000.00		1,000	$37.24	3,000	$37.24
$38.24	$10.00		$20,000.00		1,000	$38.24	3,000	$38.24
$39.24	$11.00		$22,000.00		1,000	$39.24	3,000	$39.24
$40.24	$12.00		$24,000.00		1,000	$40.24	3,000	$40.24

*	The Cash Payment amount will be reduced by the amount of required tax withholding.
**	If the Company’s common stock price on the Expiration Date is equal to or less than the exercise price of $28.24, then the Eligible Holder is not entitled to any Cash Payment. See discussion at the end of this Schedule B.

Table 2: Eligible SARs Awards granted on March 28, 2016, with an exercise price of $31.49. Assumes the Eligible Holder exchanges 3,000 Eligible SARs, 2,000 of which are vested and exchanged for the Cash Payment and 1,000 of which are exchanged for Amended SARs.

Closing Stock Price on Expiration Date	Spread		Cash Payment*		Number of Amended SARs	Cap Price on Amended SARs	Number of New Options	Exercise Price on New Options
$31.49	$0.00	**	$0.00	**	1,000	$31.49	3,000	$31.49
$32.49	$1.00		$2,000.00		1,000	$32.49	3,000	$32.49
$33.49	$2.00		$4,000.00		1,000	$33.49	3,000	$33.49
$34.49	$3.00		$6,000.00		1,000	$34.49	3,000	$34.49
$35.49	$4.00		$8,000.00		1,000	$35.49	3,000	$35.49
$36.49	$5.00		$10,000.00		1,000	$36.49	3,000	$36.49
$37.49	$6.00		$12,000.00		1,000	$37.49	3,000	$37.49
$38.49	$7.00		$14,000.00		1,000	$38.49	3,000	$38.49
$39.49	$8.00		$16,000.00		1,000	$39.49	3,000	$39.49
$40.49	$9.00		$18,000.00		1,000	$40.49	3,000	$40.49

*	The Cash Payment amount will be reduced by the amount of required tax withholding.
**	If the Company’s common stock price on the Expiration Date is equal to or less than the exercise price of $31.49, then the Eligible Holder is not entitled to any Cash Payment. See discussion at the end of this Schedule B.

If the Company’s stock price on the Expiration Date is less than the exercise price on your Eligible SARs Awards that you tender for exchange, you will only receive New Options with an exercise price equal to the exercise price on your Eligible SARs Awards. You will not receive any Cash Payment or any Amended SARs. The Company will still accelerate the vesting of your Eligible SARs Awards through the second vesting date such that two thirds (2/3) of the New Options you receive will be vested on the date of grant.